EXHIBIT 10.1
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between	Docket No. 10-209-WA/RB-FIC

FENTURA FINANCIAL, INC.
Fenton, Michigan

and

FEDERAL RESERVE BANK OF CHICAGO
Chicago, Illinois

     WHEREAS, Fentura Financial, Inc., Fenton, Michigan (“Fentura”), a registered bank holding company, owns and controls The State Bank, Fenton, Michigan, and West Michigan Community Bank, Hudsonville, Michigan (collectively, the “Banks”), both state nonmember banks, and two nonbank subsidiaries;
     WHEREAS, it is the common goal of Fentura and the Federal Reserve Bank of Chicago (the “Reserve Bank”) to maintain the financial soundness of Fentura so that Fentura may serve as a source of strength to the Banks;
     WHEREAS, Fentura and the Reserve Bank have initially agreed to enter into this Written Agreement (the “Agreement”); and
     WHEREAS, on October 28, 2010, the board of directors of Fentura, at a duly constituted meeting, adopted a resolution authorizing and directing Donald L. Grill to enter into this Agreement on behalf of Fentura, and consenting to compliance with each and every provision of this Agreement by Fentura and its institution-affiliated parties, as defined in sections 3(u) and

8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
     NOW, THEREFORE, Fentura and the Reserve Bank agree as follows:
Source of Strength
     1. The board of directors of Fentura shall take appropriate steps to fully utilize Fentura’s financial and managerial resources, pursuant to section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Banks, including, but not limited to, taking steps to ensure that The State Bank complies with the Consent Order entered into with the Federal Deposit Insurance Corporation (“FDIC”) and the State of Michigan Office of Financial and Insurance Regulation (“OFIR”) on December 29, 2009, and further, by taking steps to ensure that West Michigan Community Bank complies with the Order to Cease and Desist issued jointly by the FDIC and the OFIR on February 19, 2009, and any other supervisory action taken by the Banks’ federal or state regulator.
Dividends and Distributions
     2. (a) Fentura shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.
          (b) Fentura shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Banks without the prior written approval of the Reserve Bank.

          (c) Fentura and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director,
          (d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date. All requests shall contain, at a minimum, current and projected information on Fentura’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Fentura must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Capital Plan
     3. Within 60 days of this Agreement, Fentura shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Fentura on a consolidated basis. The plan shall, at a minimum, address, consider, and include:
          (a) The consolidated organization’s and the Banks’ current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier I Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C,F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Banks issued by the Banks’ federal regulator;

          (b) the adequacy of the Banks’ capital, taking into account the volume of classified credits, concentrations of credit, allowance for loan and lease losses, current and projected asset growth, and projected retained earnings;
          (c) the source and timing of additional funds necessary to fulfill the consolidated organization’s and the Banks’ future capital requirements;
          (d) supervisory requests for additional capital at the Banks or the requirements of any supervisory action imposed on the Banks by their federal or state regulator; and
          (e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Fentura serve as a source of strength to the Bank.
          4. Fentura shall notify the Reserve Bank, in writing, no more than 45 days after the end of any quarter in which any of Fentura’s capital ratios fall below the approved plan’s minimum ratios. Together with the notification, Fentura shall submit an acceptable written plan that details the steps that Fentura will take to increase Fentura’s capital ratios to or above the approved plan’s minimums.
Debt and Stock Redemption
     5. (a) Fentura shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
          (b) Fentura shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Cash Flow Projections
     6. Within 30 days of this Agreement, Fentura shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for the first full calendar quarter following the date of this Agreement. For each subsequent calendar quarter, Fentura shall submit to the Reserve Bank a Cash Flow Projection for that calendar quarter at least thirty days prior to the beginning of that quarter.
Regulatory Reports
     7. Fentura shall immediately take steps to ensure that all required regulatory reports and notices filed with the Federal Reserve and the FFIEC accurately reflect Fentura’s financial condition, and are filed in accordance with the applicable instructions for preparation.
Compliance with Laws and Regulations
     8. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Fentura shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
          (b) Fentura shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).
Progress Reports
     9. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.
Communications
     10. All communications regarding this Agreement shall be sent to:
(a)	Mr. Joseph J. Turk Assistant Vice President Federal Reserve Bank of Chicago 230 South LaSalle Street Chicago, Illinois 60606

(b)	Mr. Donald L. Grill President & CEO Fentura Financial, Inc. 175 North Leroy Street Fenton, Michigan 48430-0725
Miscellaneous
     11. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Fentura to comply with any provision of this Agreement.
     12. The provisions of this Agreement shall be binding upon Fentura and its institution-affiliated parties, in their capacities as such, and their successors and assigns.
     13. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
     14. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Fentura, the Banks, or any of their current or former institution-affiliated parties and their successors and assigns.

     15. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 4th day of November, 2010.

FENTURA FINANCIAL, INC.		FEDERAL RESERVE BANK OF CHICAGO

By:	/s/ Donald L. Grill	By:	/s/ Mark H. Kawa

	Donald L. Grill President & CEO		Mark H. Kawa Vice President